Exhibit (a)(1)

COMPANY REPURCHASE NOTICE
TO HOLDERS OF
2¼% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2024
CUSIP Number: 368682 AL 4

Reference is made to the Indenture, dated as of November 23, 2004 (the “Indenture”), between GenCorp Inc., an Ohio corporation (the “Company”) and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), a national banking association organized under the laws of the United States of America (the “Trustee” or “Paying Agent”), pursuant to which the Company issued 2¼% Convertible Subordinated Debentures due 2024 (the “Debentures”).  Pursuant to Section 3.06 of the Indenture and the terms of the Debentures, each holder (each a “Holder”) of the Debentures has the right to require the Company to repurchase all or a portion of its Debentures, in accordance with the terms, procedures and conditions set forth in the Indenture and the Debentures, on November 21, 2011.  Capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture and the Debentures, as applicable.

NOTICE IS HEREBY GIVEN, pursuant to the terms and conditions of the Indenture, that each Holder has the option (the “Option”) to require the Company to repurchase all of such Holder’s Debentures, or any portion thereof that is a multiple of $1,000 principal amount, on November 21, 2011, at a repurchase price in cash equal to 100% of the principal amount of the Debentures being repurchased (the “Repurchase Price”), plus any accrued and unpaid interest to, but not including, November 20, 2011, upon the terms and subject to the conditions set forth in the Indenture, the Debentures, this Company Repurchase Notice and the related notice materials, as amended and supplemented from time to time (collectively, the “Notice Documents”).  Because November 20, 2011, the date designated in the Indenture as the Repurchase Date, is a Sunday, Debentures for which the Option is exercised will be repurchased on the next business day, November 21, 2011, at the Repurchase Price plus any accrued and unpaid interest to, but excluding the Repurchase Date designated in the Indenture.

Holders must exercise their right to elect repurchase prior to 5:00 p.m., New York City time, on November 21, 2011 by delivering a repurchase notice (the “Repurchase Notice”) to the Paying Agent, the form of which is attached as Annex A to this notice.  The Debentures must be surrendered to the Paying Agent to collect the Repurchase Price.  As of the date of this Company Repurchase Notice, all Holders of the Debentures hold the Debentures through accounts with The Depository Trust Company (“DTC”) and there are no certificated Debentures in non-global form.  Accordingly, all Debentures surrendered for repurchase hereunder must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and conditions of that system.  Delivery of the Debentures via ATOP will satisfy the Holders’ requirement for physical delivery of a Repurchase Notice.

To exercise your Option to have the Company repurchase the Debentures and to receive payment of the Repurchase Price, you must validly surrender your Debentures through DTC’s transmittal procedures prior to 5:00 p.m., New York City time, on November 21, 2011.  If your Debentures are held through a broker, dealer, commercial bank, trust company or other nominee, then you must contact such nominee and instruct such nominee to exercise your Option and surrender your Debentures through the transmittal procedures of DTC.

A Holder may withdraw its Repurchase Notice at any time prior to 5:00 p.m., New York City time, on November 21, 2011 by complying with the withdrawal procedures of DTC and those set forth in Section 3.08 of the Indenture.

The Debentures are not currently convertible. Should the Debentures become convertible, the Conversion Rate will be 50 shares of the Company’s common stock per $1,000 principal amount of Debentures, subject to adjustment in accordance with the terms of the Indenture.  Debentures as to which a Repurchase Notice has been given may be converted only if the Repurchase Notice is withdrawn in accordance with the terms of the Indenture.

The Paying Agent is The Bank of New York Mellon Trust Company, N.A., c/o Bank of New York Mellon Corporation - Reorganization Unit, 101 Barclay Street - 7 East, New York, NY 10286, Attention: Diane Amoroso, Phone: (212) 815-2742, Fax: (212) 298-1915.

The date of this Company Repurchase Notice is October 24, 2011.

No person has been authorized to give any information or to make any representations other than those contained in this Company Repurchase Notice and, if given or made, such information or representations must not be relied upon as having been authorized.  This Company Repurchase Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful.  The delivery of this Company Repurchase Notice shall not, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information.  None of the Company, its Board of Directors or its employees is making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Option.  You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Option and, if so, the amount of Debentures for which to exercise the Option.

i

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Option.  To understand the Option fully and for a more detailed description of the terms of the Option, we urge you to read carefully the remainder of this Company Repurchase Notice because the information in this summary is not complete and the remainder of this Company Repurchase Notice contains additional important information.  We have included page references to direct you to a more detailed description of the topics in this summary.

Who is obligated to purchase my Debentures?

GenCorp Inc., an Ohio corporation (the “Company” or “we”), is obligated, at your option, to repurchase all or a portion of your 2¼% Convertible Subordinated Debentures due 2024 (the “Debentures”).  (See Page 5)

Why are you obligated to repurchase my Debentures?

The terms of the Debentures require us to offer to repurchase all or a portion of your Debentures validly surrendered and not withdrawn at the option (the “Option”) of the holder thereof (the “Holder”), in accordance with the terms, procedures and conditions set forth in the Indenture dated as of November 23, 2004 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), a national banking association organized under the laws of the United States of America, as trustee (the “Trustee” or “Paying Agent”).  (See Page 5)

What securities are you obligated to repurchase?

We are obligated to repurchase all of the Debentures surrendered at the Option of the Holders.  As of October 19, 2011, there was $46,619,000 in aggregate principal amount of the Debentures outstanding.  (See Page 5)

How much will you pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Debentures, we will pay, in cash, a repurchase price (the “Repurchase Price”) equal to 100% of the principal amount of the Debentures being repurchased, plus any accrued and unpaid interest to, but not including, November 20, 2011, with respect to any and all Debentures validly surrendered for repurchase and not withdrawn.  Because November 20, 2011, the date designated in the Indenture as the Repurchase Date, is a Sunday, Debentures for which the Option is exercised will be repurchased on the next business day, November 21, 2011, at the Repurchase Price plus any accrued and unpaid interest to, but excluding the Repurchase Date designated in the Indenture.

The Repurchase Price is based solely on the requirements of the Indenture and the Debentures and bears no relationship to the market price of the Debentures or our common stock, $0.10 par value (the “Common Stock”).

How can I determine the market value of the Debentures?

There currently is a limited trading market for the Debentures.  To the extent that the Debentures are traded, prices of the Debentures may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our Common Stock, our operating results and the market for similar securities.  Holders are urged to obtain current market information for the Debentures, to the extent available, and our Common Stock before making any decision with respect to the Option.  Our Common Stock into which the Debentures are convertible, subject to terms, conditions and adjustments specified in the Indenture and the Debentures, is listed on the New York Stock Exchange (the “NYSE”) and the Chicago Stock Exchange under the symbol “GY.”  On October 19, 2011, the closing sale price of our Common Stock on the NYSE was $4.49 per share.  (See Pages 7-8)

Is the Company making any recommendation about the Option?

None of the Company or its Board of Directors or employees is making any recommendation as to whether you should exercise or refrain from exercising the Option.  You must make your own decision whether to exercise the Option and, if so, the amount of Debentures with respect to which to exercise the Option.  (See Page 6)

When does the Option expire?

The Option expires at 5:00 p.m., New York City time, on November 21, 2011 (the “Expiration Date”).  We will not extend the period that Holders have to exercise the Option unless required to do so by applicable law (including, but not limited to, the federal securities laws).  (See Page 5)

What are the conditions to the Company’s repurchase of the Debentures?

Provided that the Company’s repurchase of validly surrendered Debentures is not unlawful, the repurchase will not be subject to any conditions other than satisfaction of the procedural requirements described in this Company Repurchase Notice.

As of the date of this Company Repurchase Notice, all Holders of the Debentures hold the Debentures through accounts with The Depository Trust Company (“DTC”) and there are no certificated Debentures in non-global form.  Accordingly, all Debentures surrendered for repurchase hereunder must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and conditions of that system. Delivery of Debentures by book-entry transfer electronically through DTC’s ATOP is a condition to the payment of the Repurchase Price to the Holders of such Debentures.  (See Pages 5 and 11-12)

How do I deliver a Repurchase Notice and surrender my Debentures?

Delivery of the Debentures via ATOP will satisfy your requirement for physical delivery of a Repurchase Notice.  To surrender your Debentures for repurchase pursuant to the Option, you must surrender the Debentures through the transmittal procedures of DTC on or before 5:00 p.m., New York City time, on the Expiration Date.

Holders whose Debentures are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Debentures and instruct such nominee to surrender the Debentures on the Holder’s behalf through the transmittal procedures of DTC on or before 5:00 p.m., New York City time, on the Expiration Date.

Holders who are DTC participants should surrender their Debentures electronically through ATOP, subject to the terms and procedures of that system, on or before 5:00 p.m., New York City time, on the Expiration Date.

You bear the risk of untimely surrender of your Debentures.  You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.  By surrendering your Debentures through the transmittal procedures of DTC, you agree to be bound by the terms of the Option set forth in this Company Repurchase Notice.  (See Pages 9-12)

If I exercise the Option, when will I receive payment for my Debentures?

We will accept for payment all validly surrendered Debentures promptly upon expiration of the Option, which is 5:00 p.m., New York City time, on November 21, 2011.  We will, prior to 10:00 a.m., New York City time, on November 22, 2011, deposit with the Paying Agent the appropriate amount of cash required to pay the Repurchase Price for the surrendered Debentures, and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder.  DTC will thereafter distribute the cash to its participants in accordance with its procedures.  (See Page 13)

Your delivery of the Debentures by book-entry transfer electronically through DTC’s ATOP system is a condition to your receipt of the Repurchase Price for such Debentures.

Can I withdraw previously surrendered Debentures?

Yes.  To withdraw previously surrendered Debentures, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC and those set forth in the Indenture in sufficient time to allow DTC to withdraw your Debentures prior to 5:00 p.m., New York City time, on the Expiration Date.

You bear the risk of untimely withdrawal of previously surrendered Debentures.  You must allow sufficient time for completion of the DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.  (See Pages 12-13)

Do I need to do anything if I do not wish to exercise the Option?

No.  If you do not surrender your Debentures before the expiration of the Option, we will not repurchase your Debentures and such Debentures will remain outstanding subject to their existing terms.  (See Pages 6-7)

If I choose to surrender my Debentures for repurchase, do I have to surrender all of my Debentures?

No.  You may surrender all of your Debentures, a portion of your Debentures or none of your Debentures.  If you wish to surrender a portion of your Debentures for repurchase, however, you must surrender your Debentures in a principal amount of $1,000 or an integral multiple thereof.  (See Page 9)

If I do not surrender my Debentures for repurchase, will I continue to be able to have my conversion rights?

Yes.  If you do not surrender your Debentures for repurchase, your conversion rights will not be affected.  You will continue to have the right to convert each $1,000 principal amount of the Debentures into 50 shares of our Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Debentures.  (See Pages 6-7)

Can I elect to convert my Debentures at this time?

As of the date of this Company Repurchase Notice, the Debentures are not convertible into shares of Common Stock.  The Debentures may become convertible in the future, subject to the terms, conditions and adjustments specified in the Indenture and the Debentures.  In the event that the Debentures become convertible prior to the Expiration Date, any Debentures that have been validly surrendered may be converted only if the surrender of those Debentures is validly withdrawn in accordance with the terms of the Indenture and the Debentures.  (See Page 6-7)

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Debentures for repurchase pursuant to the Option?

The receipt of cash in exchange for Debentures pursuant to the Option will be a taxable transaction for U.S. federal income tax purposes.  We recommend that you consult with your tax advisor regarding the actual tax consequences to you.  (See Pages 16-19)

Who is the Paying Agent?

The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, is serving as Paying Agent in connection with the Option.  Its address and telephone and fax numbers are set forth on the front cover of this Company Repurchase Notice.

Whom can I contact if I have questions about the Option?

Questions and requests for assistance in connection with the Option may be directed to the Paying Agent at the address and telephone and fax numbers set forth on the front cover of this Company Repurchase Notice.

IMPORTANT INFORMATION CONCERNING THE OPTION

1.  Information Concerning the Company.  We are a manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the re-zoning, entitlement, sale, and leasing of our excess real estate assets. We develop and manufacture propulsion systems for defense and space applications, armament systems for precision tactical weapon systems and munitions applications. Major market segments include space launch and in-space propulsion systems, missile defense, tactical missile systems, and force projection and protection systems.

Our principal executive offices are located at Highway 50 and Aerojet Road, Rancho Cordova, CA 95742. Our mailing address is P.O. Box 537012, Sacramento, CA 95853-7012 and our telephone number is 916-355-4000.

2.  Information Concerning the Debentures.  The Debentures were issued under the Indenture.  We issued the Debentures having a principal amount of $146,400,000 in private transactions on November 23, 2004, December 6, 2004, December 9, 2004 and December 16, 2004.  As of October 19, 2011, there was $46,619,000 in aggregate principal amount of the Debentures outstanding.  Interest accrues on the Debentures at the rate of 2.25% per annum and is payable semi-annually in arrears in cash on May 15 and November 15 of each year (each an “Interest Payment Date”) to the person in whose name a Debenture is registered at the close of business on the preceding May 1 or November 1 (each a “Regular Record Date”), as the case may be.  The Debentures mature on November 15, 2024, unless earlier converted, redeemed or repurchased in accordance with the terms of the Indenture and the Debentures.

2.1  The Company’s Obligation to Repurchase the Debentures.  Pursuant to the terms of the Debentures and the Indenture, we are obligated to repurchase all of the Debentures validly surrendered and not validly withdrawn, at the Option of each Holder on November 21, 2011.

The Option will expire at 5:00 p.m., New York City time, on November 21, 2011, the Expiration Date.  We will not extend the period that Holders have to exercise the Option unless required to do so by applicable law (including, but not limited to, the federal securities laws).

The repurchase by the Company on the Expiration Date of validly surrendered Debentures that have not been validly withdrawn is not subject to any conditions other than that the Company’s repurchase pursuant to the Option is not unlawful and satisfaction of the procedural requirements described in this Company Repurchase Notice.  Immediately after the Expiration Date, all rights (other than the right to receive the Repurchase Price upon delivery of the Debentures) of the Holder of such Debentures will terminate.

If any Debentures remain outstanding following the expiration of the Option, the Company will become obligated to repurchase the Debentures, at the option of the Holders, in whole or in part, on November 15, 2014 and November 15, 2019, in each case at a repurchase price in cash equal to the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the repurchase date thereof, unless the Debentures are earlier converted, redeemed or repurchased in accordance with the terms of the Indenture and the Debentures.

2.2  Repurchase Price.  Pursuant to terms of the Indenture and the Debentures, the Repurchase Price to be paid by the Company for the Debentures on the Expiration Date is equal to 100% of the principal amount of the Debentures being repurchased, plus any accrued and unpaid interest to, but not including, November 20, 2011, with respect to any and all Debentures validly surrendered for repurchase and not withdrawn.  Because November 20, 2011, the date designated in the Indenture as the Repurchase Date, is a Sunday, Debentures for which the Option is exercised will be repurchased on the next business day, November 21, 2011.  Unless we default in making payment of the Repurchase Price, interest on Debentures validly surrendered for repurchase will cease to accrue on and after November 20, 2011, the Repurchase Date designated in the Indenture.

The Repurchase Price will be paid in cash with respect to any and all Debentures validly surrendered for repurchase (and not thereafter validly withdrawn) prior to 5:00 p.m., New York City time, on the Expiration Date.  Delivery of the Debentures by book-entry transfer to the account maintained by the Paying Agent with the DTC is a condition to the payment of the Repurchase Price to the Holder of such Debentures.

The Repurchase Price is based solely on the requirements of the Indenture and the Debentures and does not necessarily bear any relationship to the market price of the Debentures or our Common Stock.  Thus, the Repurchase Price may be significantly higher or lower than the current market price of the Debentures.  Holders are urged to obtain the best available information as to potential current market prices of the Debentures, to the extent available, and our Common Stock before making a decision whether to surrender their Debentures for repurchase.

None of the Company or our Board of Directors or employees is making any recommendation to Holders as to whether to exercise or refrain from exercising the Option.  Each Holder must make his or her own decision whether to exercise the Option and, if so, the principal amount of Debentures for which to exercise the Option based on such Holder’s assessment of the current market value of the Debentures and our Common Stock and other relevant factors.

We recommend that you also consult with your tax and financial advisors with respect to the tax consequences of exercising the Option, including the applicability and effect of any U.S. federal, state and local law and any non-U.S. tax consequences in light of your own particular circumstances.

2.3  Conversion Rights of the Debentures.  Under certain circumstances, the Debentures are convertible into cash and, if applicable, shares of our Common Stock, in accordance with and subject to the terms of the Indenture and the Debentures.  As of the date of this Company Repurchase Notice, the Debentures are not convertible into shares of Common Stock.  The Debentures may become convertible in the future, subject to the terms, conditions and adjustments specified in the Indenture and the Debentures.  In the event that the Debentures become convertible prior to the Expiration Date, any Debentures that have been validly surrendered may be converted only if the surrender of those Debentures is validly withdrawn in accordance with the terms of the Indenture and the Debentures.  The conversion rate of the Debentures as of October 19, 2011 is 50 shares of Common Stock per $1,000 principal amount of the Debentures, which is equivalent to a conversion price of $20.00 per share of Common Stock.  The conversion rate is subject to adjustment in accordance with the terms set forth in the Indenture and the Debentures.  The Trustee is currently acting as Conversion Agent for the Debentures.  The Conversion Agent can be contacted at the address and telephone and fax numbers set forth on the front cover of this Company Repurchase Notice.

Holders who do not surrender their Debentures for repurchase pursuant to the Option, or who validly withdraw a surrender of their Debentures in compliance with the withdrawal procedures described in Section 4 of this Company Repurchase Notice, will retain the right to convert their Debentures into Common Stock subject to the terms, conditions and adjustments specified in the Indenture and the Debentures.  If a Holder validly surrenders his or her Debentures for repurchase pursuant to the Option and the Holder subsequently wishes to convert such Debentures pursuant to the Indenture, the Holder may not convert its surrendered Debentures unless such Holder validly withdraws the Debentures in compliance with the procedures described in Section 4 of this Company Repurchase Notice.

2.4  Market for the Debentures and our Common Stock.  There currently is a limited trading market for the Debentures.  To the extent that the Debentures are traded, prices of the Debentures may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our Common Stock, our operating results and the market for similar securities.  A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float.  Consequently, our repurchase of any Debentures pursuant to the Option may reduce the float and may negatively affect the liquidity, market value and price volatility of the Debentures that remain outstanding following the expiration of the Option.

Our Common Stock, into which the Debentures are convertible, is listed on the NYSE and the Chicago Stock Exchange under the symbol “GY.”  The following table shows, for the periods indicated, the high and low sales prices per share of our Common Stock as reported by the NYSE:

	Common Stock Price
Year Ended November 30,	High	Low

2011
First Quarter	$5.40	$4.95
Second Quarter	$7.09	$5.07
Third Quarter	$6.58	$3.93
Fourth Quarter (through October 19, 2011)	$4.73	$3.74

2010
First Quarter	$8.55	$3.45
Second Quarter	$6.74	$4.30
Third Quarter	$5.72	$4.20
Fourth Quarter	$5.46	$4.45

2009
First Quarter	$3.99	$2.39
Second Quarter	$3.00	$1.84
Third Quarter	$4.87	$1.83
Fourth Quarter	$9.12	$4.05

As of October 19, 2011, 59,678,699 shares of Common Stock were outstanding. On October 19, 2011, the last reported sale price of our Common Stock on the NYSE was $4.49 per share.

The Holders of Debentures are not entitled to dividends.  Upon conversion of a Holder’s Debentures into Common Stock in accordance with the terms set forth in the Indenture and the Debentures, the Holder will be entitled to dividends, if any, paid generally to holders of Common Stock.  Our existing senior secured credit facility and 9½% Senior Subordinated Notes due 2013 restrict the payment of dividends and we do not anticipate paying cash dividends in the foreseeable future.

We urge you to obtain current market information for the Debentures, to the extent available, and our Common Stock before making any decision whether to exercise or refrain from exercising the Option.

2.5  Optional Redemption.  The Company may, at its option, redeem some or all of the Debentures on or after November 20, 2011 and prior to November 15, 2014, if the closing price of Common Stock for at least twenty (20) trading days in any thirty (30) consecutive trading-day period is more than 140% of the conversion price.  Upon any such redemption, the redemption price will be equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, plus, if applicable, a make-whole payment equal to the present value of all remaining scheduled payments of interest on the redeemed debentures through November 15, 2014.  Such make-whole payment may be paid, at the Company’s option, in cash or, if certain conditions are met, in shares of Common Stock.  In addition, the Company may, at its option, redeem some or all of the Debentures for cash on or after November 15, 2014, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

2.6  Holders’ Right to Require Repurchase Upon a Designated Event.  Each Holder may require us to repurchase all or any part of his or her Debentures if there is a Designated Event (as defined in the Indenture) at a repurchase price in cash equal to 100% of the principal amount of Debentures to be redeemed plus any accrued and unpaid interest to, but excluding, the repurchase date designated by the Company.  In certain circumstances, if such event occurs on or prior to November 20, 2011, a make-whole payment (if any) may be also be payable in Common Stock.

2.7  Ranking.  The Debentures are general unsecured obligations and rank equal in right of payment to all of our other existing and future subordinated indebtedness, including the 4.0625% Convertible Subordinated Debentures due 2039. The Debentures rank junior in right of payment to all of our existing and future senior indebtedness, including all of our obligations under our existing senior secured credit facility and all of our existing and future senior subordinated indebtedness, including our outstanding 9½% Senior Subordinated Notes due 2013.  In addition, the Debentures are effectively subordinated to any of our collateralized debt and to any and all debt and liabilities, including trade debt of our subsidiaries.

3.  Procedures to Be Followed by Holders Electing to Surrender Debentures for Repurchase.  Holders will not be entitled to receive the Repurchase Price for their Debentures unless they validly surrender (and do not thereafter validly withdraw) the Debentures on or before 5:00 p.m., New York City time, on the Expiration Date.  Only registered Holders are authorized to surrender their Debentures for repurchase.  Holders may surrender some or all of their Debentures; however, should only a portion of a Holders Debentures be surrendered, such Debentures must be in a principal amount of $1,000 or an integral multiple thereof.

If Holders do not validly surrender their Debentures on or before 5:00 p.m., New York City time, on the Expiration Date or if they validly withdraw validly surrendered Debentures on or before 5:00 p.m., New York City time, on the Expiration Date, their Debentures will not be repurchased and will remain outstanding subject to the existing terms of the Debentures and the Indenture.

You will not be required to pay any commission to us, DTC or the Paying Agent in connection with your Option.  However, there may be commissions you need to pay your broker in connection with the surrender of the Debentures.

3.1  Method of Delivery.  The Paying Agent has informed the Company that, as of the date of this Company Repurchase Notice, all Holders of the Debentures hold the Debentures through DTC accounts and that there are no certificated Debentures in non-global form.  Accordingly, all Debentures surrendered for repurchase hereunder must be delivered through DTC’s ATOP, subject to the terms and conditions of that system.

This Company Repurchase Notice constitutes the Company’s notice of the Option described in the Indenture, and delivery of the Debentures via ATOP will satisfy the Holders’ requirement for physical delivery of a Repurchase Notice.  Delivery of Debentures, including delivery and acceptance through ATOP, is at the election and risk of the Holders surrendering such Debentures.

3.2  Agreement to be Bound by the Terms of the Option.  By surrendering Debentures through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•	such Debentures shall be repurchased as of November 21, 2011, the Expiration Date, pursuant to the terms and conditions set forth in this Company Repurchase Notice;

•	such Holder agrees to all of the terms of this Company Repurchase Notice;

•	such Holder has received this Company Repurchase Notice and acknowledges that this Company Repurchase Notice provides the notices required pursuant to the Indenture and the Debentures;

•	upon the terms and subject to the conditions set forth in this Company Repurchase Notice, the Indenture and the Debentures, and effective upon the acceptance for payment thereof, such Holder:

(i)	irrevocably sells, assigns and transfers to the Company all right, title and interest in and to all the Debentures surrendered,

(ii)	waives any and all rights with respect to the Debentures (including, without limitation, any existing or past defaults and their consequences),

(iii)
releases and discharges the Company and its directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Debentures that such Holder surrenders for repurchase, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments (including contingent interest payments) with respect to the Debentures or to participate in any conversion, redemption or defeasance of the Debentures that such Holder surrenders for repurchase, and

(iv)
irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Debentures, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Debentures on the account books maintained by DTC, together with all necessary evidences of transfer and authenticity, to the Company, (b) present such Debentures for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Debentures (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company with respect to the Repurchase Price of any surrendered Debentures that are repurchased by the Company), all in accordance with the terms set forth in this Company Repurchase Notice;

•
such Holder represents and warrants that such Holder (i) owns the Debentures surrendered and is entitled to surrender such Debentures and (ii) has full power and authority to surrender, sell, assign and transfer the Debentures surrendered hereby and that, when such Debentures are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances of any kind and not subject to any adverse claim or right;

•
such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Debentures surrendered;

•
such Holder understands that all Debentures properly surrendered for repurchase (and not thereafter withdrawn) prior to 5:00 p.m., New York City time, on the Expiration Date will be repurchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Debentures and the other Notice Documents;

•
payment for Debentures repurchased pursuant to the Company Repurchase Notice will be made by deposit of the Repurchase Price for such Debentures with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•
surrenders of Debentures may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Company Repurchase Notice at any time prior to 5:00 p.m., New York City time, on the Expiration Date;

•
all authority conferred or agreed to be conferred pursuant to the terms of the Option hereby shall survive the death or incapacity of the Holder, and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•
the delivery and surrender of the Debentures is not effective, and the risk of loss of the Debentures does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•
all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Debentures pursuant to the procedures described in this Company Repurchase Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties.

3.3  Delivery of Debentures.

Debentures Held Through a Custodian.  A Holder whose Debentures are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his or her Debentures and instruct such nominee to surrender the Debentures for repurchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “Debentures in Global Form” on or prior to 5:00 p.m., New York City time, on the Expiration Date.

Debentures in Global Form.  A Holder who is a DTC participant may elect to surrender to the Company his or her beneficial interest in the Debentures by:

•
delivering to the Paying Agent’s account at DTC through DTC’s book-entry system his or her beneficial interest in the Debentures on or prior to 5:00 p.m., New York City time, on the Expiration Date; and

•
electronically transmitting his or her acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Expiration Date.  Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the Paying Agent for its acceptance.  The term “agent’s message” means a message transmitted by DTC to, and received by, the Paying Agent, which states that DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the principal amount of Debentures that have been surrendered by such participant under the Option and that such participant has received and agrees to be bound by the terms of the Option, including those set forth in Section 3.2 of this Company Repurchase Notice.

In surrendering through ATOP, the electronic instructions sent to DTC by the Holder (or by a broker, dealer, commercial bank, trust company or other nominee on the Holder’s behalf), and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of, and agreement to be bound by, the terms of the Option, including those set forth in Section 3.2 of this Company Repurchase Notice.

HOLDERS THAT SURRENDER THROUGH DTC NEED NOT SUBMIT A PHYSICAL REPURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

You bear the risk of untimely surrender of your Debentures.  You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.

4.  Right of Withdrawal.  Debentures surrendered for repurchase may be withdrawn at any time if withdrawn in sufficient time to allow DTC to withdraw those Debentures prior to 5:00 p.m., New York City time, on the Expiration Date.  In order to withdraw Debentures, Holders (or such Holders’ broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC.  This means a Holder must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant in sufficient time to allow DTC to withdraw those Debentures before 5:00 p.m., New York City time, on the Expiration Date.  The withdrawal notice must:

•
specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Debentures were tendered and such participant’s account number at DTC to be credited with the withdrawn Debentures;

•
contain a description of the Debentures to be withdrawn (including the principal amount to be withdrawn) and the principal amount, if any, of such Debenture that remains subject to the original Repurchase Notice and that has been or will be delivered for purchase by the Company; and

•
be submitted through the DTC ATOP system by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Debentures.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC.

You bear the risk of untimely withdrawal of your Debentures.  You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.

5.  Payment for Surrendered Debentures.  We will, prior to 10:00 a.m., New York City time, on the next business day following the Expiration Date, deposit with the Paying Agent the appropriate amount of cash required to pay the Repurchase Price for the surrendered Debentures, and the Paying Agent will promptly thereafter cause the cash to be distributed to each record Holder that has validly delivered its Debentures (and not validly withdrawn such delivery) prior to 5:00 p.m., New York City time, on the Expiration Date.  Your delivery of the Debentures by book-entry transfer electronically through DTC’s ATOP system is a condition to your receipt of the Repurchase Price for such Debentures.

The total amount of funds required by us to repurchase all of the Debentures is $46,633,568 (assuming that all of the Debentures are validly surrendered for repurchase and accepted for payment).  In the event any Debentures are validly surrendered and accepted for payment, we intend to use cash on hand or cash generated by our operations between the date of this Company Repurchase Notice and November 21, 2011.  We do not currently have any alternative financing plans.

6.  Debentures Acquired.  Any Debentures repurchased by us pursuant to the Option may not be reissued or resold, and will be cancelled in accordance with the Indenture.

7.  Plans or Proposals of the Company.  Except as described above in these materials or in our filings with the SEC, we currently have no plans which would be material to a Holder’s decision to exercise the Option and which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or those of any of our subsidiaries;

•	any material change in our present dividend rate or policy, or indebtedness or capitalization;

•
any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our board of directors or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•
any class of our equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of ours, or the disposition of our securities; or

•	any changes in our articles of incorporation, code of regulations or other governing instruments, or other actions that could impede the acquisition of control of us.

8.  Interests of Directors, Executive Officers and Affiliates of the Company in the Debentures.

Except as otherwise disclosed below, to the knowledge of the Company:

•	none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Debentures;

•	the Company will not repurchase any Debentures from such persons; and

•	during the 60 days preceding the date of this Company Repurchase Notice, none of such officers, directors or affiliates has engaged in any transactions in the Debentures.

    A list of the directors and executive officers of the Company is attached to this Company Repurchase Notice as Annex B.

On September 9, 2011, the Company repurchased $15,500,000 principal amount of the Debentures held by SPH Group Holdings LLC, a Delaware limited liability company (“SPHG Holdings”), in a private sale transaction.  Warren G. Lichtenstein, a member of the Company’s Board of Directors (the “Board”), has associations with SPHG Holdings or its affiliates, and, by virtue of these associations, the purchase of the Debentures constituted a related party transaction under the terms of the Company’s Related-Person Transaction Policy requiring Board approval.  The Board approved the repurchase of SPHG Holdings’ Debentures at an aggregate purchase price of $15,438,000, plus brokerage commissions and accrued and unpaid interest.

In connection with services to the Company, each of the Company’s executive officers and directors is a party to equity compensation plans and arrangements involving our Common Stock.  Except as described above, the Company is not and to the knowledge of the Company, none of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Option or with respect to the Debentures, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

9.  Legal Matters; Regulatory Approvals.  We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Option, or of any approval or other action by any government or regulatory authority or agency that is required for the repurchase of the Debentures pursuant to the Option, as described in this Company Repurchase Notice.  Should any approval or other action be required, we presently intend to seek the approval or take the action.  However, we cannot assure you that we would be able to obtain any required approval or take any other required action.

10.  Purchases of Debentures by the Company and its Affiliates.  Except as described in Section 8 above, neither we nor any of our subsidiaries nor, to our knowledge, any of our directors, executive officers or controlling persons, nor any affiliates of the foregoing, have engaged in any transaction in the Debentures during the 60 days prior to the date of this Company Repurchase Notice.

Effective on the date of this Company Repurchase Notice, we and our affiliates, including our executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Debentures (or the right to purchase Debentures) other than through the Option until at least the tenth business day after the Expiration Date.  Following such time, if any Debentures remain outstanding, we may exercise our right to redeem such Debentures, in whole or in part, and we and our affiliates may purchase Debentures in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at purchase prices higher or lower than the Repurchase Price, or which may be paid in cash or other consideration.  Any decision to purchase Debentures after the Expiration Date, if any, will depend upon many factors, including the market price of the Debentures, the amount of Debentures delivered for purchase pursuant to the Option, the market price of our Common Stock, our business and financial position, and general economic and market conditions.  Any such purchase may be on the same terms or on terms more or less favorable to the Holders of the Debentures than the terms of the Option as described in this Company Repurchase Notice.

11.  Certain U.S. Federal Income Tax Consequences.

TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT:  (A) THIS SUMMARY DISCUSSION AND ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS COMPANY REPURCHASE NOTICE IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS OF DEBENTURES FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDERS UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF DEBENTURES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of certain U.S. federal income tax consequences that may be relevant to U.S. Holders or Non-U.S. Holders (each as defined below) who surrender Debentures for repurchase pursuant to the Option.  For this purpose, a “holder” means a beneficial owner of a Debenture; a “U.S. Holder” means a holder that, for U.S. federal income tax purposes, is (i) a citizen or resident alien individual of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it either (x) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person (within the meaning of the Code); and a “Non-U.S. Holder” means a holder that, for U.S. federal income tax purposes, is an individual, corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), estate or trust and, in each case, is not a U.S. Holder.

This summary applies only to beneficial owners of Debentures that hold the Debentures as capital assets.  This summary also does not address the tax considerations arising under the laws of any U.S. state or local or non-U.S. jurisdiction or under any U.S. federal tax laws other than the U.S. federal income tax laws.  In addition, this summary does not address tax considerations  applicable to the particular circumstances of a beneficial owner of Debentures that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	controlled foreign corporations, passive foreign investment companies, regulated investment companies and real estate investment trusts and shareholders of such entities that hold the Debentures;

•	persons subject to the alternative minimum tax;

•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	dealers and traders in securities or currencies;

•	non-U.S. persons or entities, except to the extent specifically set forth below;

•
S corporations, partnerships and other pass-through entities, including entities and arrangements classified as partnerships for U.S. federal income tax purposes, and beneficial owners of such entities that hold Debentures;

•	Certain former citizens or long-term residents of the United States;

•	U.S. holders whose functional currency is not the U.S. dollar; and

•	persons holding Debentures as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security.

WE RECOMMEND TO EACH HOLDER THAT INTENDS TO SURRENDER ANY DEBENTURE FOR REPURCHASE PURSUANT TO THE OPTION TO CONSULT ITS OWN TAX ADVISOR AS TO THE U.S. FEDERAL, STATE AND LOCAL, AND ANY NON-U.S. TAX CONSEQUENCES TO IT IN LIGHT OF ITS OWN PARTICULAR CIRCUMSTANCES.

11.1  U.S. Holders

Surrender of Debentures for Repurchase.  The surrender of any Debenture by a U.S. Holder for repurchase pursuant to the Option generally will be a taxable transaction for U.S. federal income tax purposes.

A U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the surrender of a Debenture for repurchase (except to the extent the amount realized is attributable to accrued but unpaid interest not previously included in gross income, which will be taxable as ordinary interest income) and the U.S. Holder’s adjusted tax basis in such Debenture.  A U.S. Holder’s adjusted tax basis in the Debenture generally will be the initial purchase price for such Debenture (increased by the amount of market discount, if any, previously included in income, and decreased by the amount of any amortized bond premium, if any).  In the case of a U.S. Holder other than a corporation, preferential tax rates may apply to gain recognized on the surrender a Debenture for repurchase if such U.S. Holder’s holding period for such Debenture exceeds one year.  Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Market Discount.  Market discount refers to the difference between the price upon acquisition and the issue price of a Debenture if a U.S. Holder acquires a Debenture other than in connection with its original issue at a price that is less than its issue price, unless such difference is less than ¼ of one percent of the principal amount at maturity multiplied by the number of complete years to maturity from the date of acquisition.

Amortizable Bond Premium.  Bond premium refers to the difference between the price upon acquisition and the principal amount of the Debenture if a U.S. Holder purchases a Debenture at a price that exceeds the principal amount of the Debenture.  The U.S. Holder may generally elect to amortize the bond premium against interest payable on the Debenture.

Information Reporting and Backup Withholding. In general, information reporting requirements will apply to the amount paid to a U.S. Holder in consideration for the surrender of a Debenture for repurchase pursuant to the Option, unless such U.S. Holder is an exempt recipient (such as a corporation).  A U.S. Holder may also be subject to backup withholding on such payment unless the U.S. Holder (i) provides a correct U.S. taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements or (ii) is a corporation or other exempt recipient and, if required, provides a certification to such effect.  Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished on a timely basis to the IRS.

11.2  Non-U.S. Holders

Surrender of Debentures for Repurchase.  Subject to the discussion of backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on cash paid and gain recognized on the surrender of a Debenture for repurchase pursuant to the Option provided that:

•	such payments and gain are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States;

•
the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the Company’s capital stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company through stock ownership;

•	the Non-U.S. Holder is a not a bank whose receipt of interest (including original issue discount) on a Debenture is described in Section 881(c)(3)(A) of the Code;

•
the Company’s common stock continues to be actively traded within the meaning of Section 897(h)(4)(C)(v)(1) of the Code and the Company is not a “U.S. real property holding corporation” under Section 897 of the Code; and

•
the Non-U.S. Holder (a) provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN (or other applicable form)) or (b) holds its Debenture through certain foreign intermediaries and satisfies certain certification requirements under applicable Treasury Regulations.

If all the conditions described in the bullet points above are not met, a Non-U.S. Holder generally will be subject to the 30% U.S. federal withholding tax with respect to the payment of accrued interest and payments treated as interest on the Debentures, unless the Non-U.S. Holder provides the Company with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that the payment of interest and gain on the Debentures is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

If the Non-U.S. Holder is engaged in a trade or business in the United States and interest (including original issue discount) on a Debenture is effectively connected with the conduct of that trade or business, the Non-U.S. Holder will be subject to U.S. federal income tax on the interest on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Person as defined under the Code.  In addition, a Non-U.S. Holder that is a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of the Non-U.S. Holder’s earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business.

Information Reporting and Backup Withholding.  Payments to a Non-U.S. Holder in consideration for the surrender of the Debentures for repurchase pursuant to the Option made through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption.  Any such payments made through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting, but not backup withholding, unless the broker has evidence in its records that the payee is not a U.S. person and has no knowledge or reason to know to the contrary.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is furnished on a timely basis to the IRS.

12.  Additional Information.  The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”).  You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C.  20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.  Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

The Company has filed with the SEC a tender offer statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Option.  The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition:

•	The Company’s Annual Report on Form 10-K for the year ended November 30, 2010;

•	The Company’s Quarterly Report on Form 10-Q for the quarters ended February 28, 2011, May 31, 2011 and August 31, 2011;

•	The Company’s Current Reports on Form 8-K filed on December 3, 2010, February 11, 2011, April 5, 2011 and September 13, 2011;

•	All other reports filed pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

•	All documents filed with the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Company Repurchase Notice and prior to the Expiration Date; and

•
The description of the Registrant’s capital stock contained in its Registration Statement on Form 10 filed on May 20, 1935 under the Securities Exchange Act of 1934, as amended, as amended by Amendment No. 1 on Form 8, dated March 29, 1989 (File No. 1-1520).

In the event of conflicting information in these documents, you should rely on the information in the latest filed documents.

If a material change occurs in the information set forth in this Company Repurchase Notice, we will amend the Schedule TO accordingly.

13.  No Solicitations.  We have not employed or retained any persons to make solicitations or recommendations in connection with the Option.

14.  Definitions.  All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture or the Debentures, as applicable.

15.  Conflicts.  In the event of any conflict between this Company Repurchase Notice on the one hand and the terms of the Indenture or the Debentures or any applicable laws on the other hand, the terms of the Indenture or the Debentures or applicable laws, as the case may be, will control.

None of the Company or our Board of Directors or employees is making any recommendation to any Holder as to whether to exercise or refrain from exercising the Option.  Each Holder must make his or her own decision whether to exercise the Option and, if so, the principal amount of Debentures for which to exercise the Option based on its own assessment of current market value and other relevant factors.

ANNEX A

FORM OF REPURCHASE NOTICE

GENCORP INC.
2¼% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2024
CUSIP: 368682 AL 4

TO:	GENCORP INC.
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (formerly known as The Bank of New York Trust Company, N.A.)

Pursuant to the terms of the Indenture and the Debentures, the undersigned registered owner of this Debenture hereby acknowledges receipt of a notice from GenCorp Inc. (the “COMPANY”) regarding the right of holders to elect to require the Company to repurchase the Debentures and requests and instructs the Company to repurchase the entire principal amount of this Debenture, or the portion thereof (which is $1,000 or an integral multiple thereof) below designated, in accordance with the terms of the Indenture at the price of 100% of such entire principal amount or portion thereof, together with accrued and unpaid Interest to, but excluding, the Repurchase Date, to the registered holder hereof.  Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.  The Debentures shall be repurchased by the Company as of the Repurchase Date pursuant to the terms and conditions specified in the Indenture.

Dated:

Signature(s): _____________________________________________________________

NOTICE: The above signatures of the holder(s) hereof must correspond with the name as written upon the face of the Debenture in every particular without alteration or enlargement or any change whatever.

Debenture Certificate Number (if applicable):

Principal amount to be repurchased (if less than all) (must be in integral multiples of $1,000):

Social Security or Other Taxpayer Identification Number:

ANNEX B

INFORMATION ABOUT THE DIRECTORS
AND EXECUTIVE OFFICERS OF THE COMPANY

The table below sets forth information about our directors and executive officers as of October 19, 2011.  To the best of our knowledge after making reasonable inquiry, none of our directors or executive officers has beneficial ownership in the Debentures.

Name	Title
Scott J. Seymour	President, Chief Executive Officer and Director of the Company
Kathleen E. Redd	Vice President, Chief Financial Officer and Secretary
Richard W. Bregard	Deputy to the President
Christopher C. Cambria	Vice President, General Counsel
Chris W. Conley	Vice President Environmental, Health and Safety
James R. Henderson	Chairman of the Board of Directors
Warren G. Lichtenstein	Director
David A. Lorber	Director
James H. Perry	Director
Thomas A. Corcoran	Director
Martin Turchin	Director
Robert C. Woods	Director

The business address of each executive officer and director is c/o GenCorp Inc., Highway 50 and Aerojet Road, Rancho Cordova, California 95742 and the telephone number there is (916) 355-4000.

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